Exhibit 99.1

NEWS RELEASE

Contacts: Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549
FOR IMMEDIATE RELEASE

DRG&L Ken Dennard, Managing Partner Ben Burnham, AVP 713-529-6600

Forbes Energy Services Enters into $75 Million

Revolving Credit Facility with Regions Bank

ALICE, TEXAS – September 13, 2011 – Forbes Energy Services Ltd. (NASDAQ: FES and TSX: FRB) (the “Company”) announced today that on September 9, 2011, the Company and certain of its subsidiaries entered into a five year asset based revolving credit facility with Regions Bank and certain other lenders, which is secured by substantially all of the Company’s assets. The credit facility provides for initial borrowing availability of up to $75 million, subject to certain maximum borrowing base restrictions as defined in the credit facility agreement. The agreement governing the credit facility contains certain negative and affirmative covenants that are customary for loans of this nature, and permits the Company to use the proceeds from the credit facility for the purchase of equipment, permitted acquisitions and other general corporate purposes.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.